Filed pursuant to Rule 424(b)(3)
Registration No. 333-235576

PROSPECTUS

SHARPSPRING, INC.

555,556 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the proposed resale or other disposition from time to time of up to 555,556 shares of SharpSpring, Inc. common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares covered hereby. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 10 for more information.

Our common stock is listed on the NASDAQ Capital Market, under the symbol “SHSP.” On December 16, 2019, the last reported sale price of our common stock on the NASDAQ Capital Market was $10.16 per share.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 5 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the selling stockholders identified in this prospectus, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may use this prospectus to sell or otherwise dispose of an aggregate of 555,556 shares of our common stock.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “SharpSpring,” “Company,” “we,” “our” or “us” and other similar terms means SharpSpring, Inc., a Delaware corporation.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein and therein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Our Company

SharpSpring is a cloud-based marketing technology company. The SharpSpring platform is designed to improve the way that businesses communicate with their prospects and customers to increase sales. The Company’s flagship marketing automation platform uses advanced features such as web tracking, lead scoring and automated workflow to help businesses deliver the right message to the right customer at the right time. The SharpSpring platform is designed and built as a Software as Service (or SaaS) offering. We provide our products on a subscription basis, with additional fees charged if specified volume limits are exceeded by our customers.

We operate globally through SharpSpring, Inc., a Delaware corporation, and our wholly owned subsidiaries that consist of (i) SharpSpring Technologies, Inc., a Delaware corporation; (ii) SharpSpring Reach, Inc. a Delaware corporation; (iii) InterInbox SA, a Swiss corporation; (iv) ERNEPH 2012A (Pty) Ltd., a South African limited company; (v) ERNEPH 2012B (Pty) Ltd., a South African limited company; and (vi) SMTP Holdings S.a.r.l., a Luxembourg S.a.r.l.

Our corporate headquarters is located at 5001 Celebration Pointe Avenue, Suite 410, Gainesville, FL 32608. Our telephone number is 888-428-9605. Our corporate website is www.sharpspring.com. The information on our website is not incorporated herein by reference and is not part of this prospectus.

Recent Events

On November 21, 2019, pursuant to an Asset Purchase Agreement between the Company and Marin Software Incorporated, a Delaware corporation, we purchased the assets used in the seller’s business unit providing small-to-medium business-focused display retargeting software products and services under the “Perfect Audience” brand name for approximately $4.6 million in cash and the assumption of certain specified liabilities. The acquisition introduced an entirely new suite of tools and revenue stream for our agency partners. The Perfect Audience cloud-based platform enables multi-channel retargeting to known leads, plus targeted advertising to new prospects via lookalike audience functionality. It empowers marketers to create, manage, and optimize their ad campaigns across thousands of sites using Google, Facebook, Instagram, leading ad exchanges and partner networks.

On November 22, 2019, the Company issued and sold 555,556 shares of its common stock to funds managed by Greenhaven Road Investment Management, L.P. and other institutional stockholders of the Company for an aggregate purchase price of $5.0 million, in accordance with the terms of a Purchase Agreement dated November 20, 2019 (the “Share Purchase Agreement”) by and among the Company and the investors party thereto. In connection with the Share Purchase Agreement, the Company entered into a Registration Rights Agreement dated as of November 20, 2019 (the “Registration Rights Agreement”). Under the Registration Rights Agreement and subject to the terms and conditions thereof, we are required to register the shares of common stock for sale or other disposition by the holders thereof and, subject to certain limitations, to maintain the effectiveness of the registration statement of which this prospectus forms a part, until all of the shares of common stock covered hereby are sold or disposed of or certain other conditions are met.

Products and Services

We provide SaaS based marketing technologies to customers around the world. Our focus is on marketing automation tools that enable customers to interact with a lead from an early stage and nurture that potential customer using advanced features until it becomes a qualified sales lead or customer. Our platform also includes customer relationship management (CRM) technology that enables a business to store, manage and optimize customer and prospect data in a cloud- based environment. Additionally, a small portion of customers utilize our SharpSpring Mail+ product, which is a subset of the full suite solution that is focused on more traditional email marketing while also including some of the advanced functionality available in our premium offering.

Markets & Competition

Our SharpSpring product competes primarily in the marketing automation market. Based on industry reports, our growth rate and the growth rate of our competitors, we believe the market for marketing automation technology is currently growing at approximately 30% per year overall. The market for marketing automation software and related solutions is new and evolving, with high barriers to entry due to the complex nature of the technology. SharpSpring entered the market in 2014 with a highly competitive offering that achieved meaningful customer adoption in its first few years after launch. As of September 30, 2019, SharpSpring had approximately 2,400 paying customers and approximately 8,500 businesses using the platform, including agencies, agency clients and direct end user customers. We face competition from cloud-based software and SaaS companies including HubSpot, Act-On, Pardot (part of Salesforce.com), ActiveCampaign and Infusionsoft. We differentiate ourselves from the competition with the integration of specific tools designed for digital marketing agencies, and with SharpSpring’s advanced features, ease of use, platform flexibility, and value compared to other competitive offerings. SharpSpring is designed as a solution for small or mid-sized businesses, but focuses on selling to marketing agencies, who serve as partners providing a distribution channel to their clients. We estimate there are over 50,000 digital marketing agencies in the United States. As of September 30, 2019, we believe we had the second highest number of digital marketing agency customers in comparison to our competitors.

Since inception, the majority of our SharpSpring customers have been digital marketing agencies. A digital marketing agency is a firm that specializes in helping clients, usually small or mid-sized businesses, with their digital marketing initiatives like websites, email marketing, search engine optimization, social campaigns, pay-per-click advertising and other digital lead generation activities. We have built special tools in the SharpSpring application to allow agencies to manage their clients on the platform and optimize their efforts across their portfolio. We also have special pricing to agency customers to allow them the flexibility to resell the platform at a profit and manage their client relationships. In general, when we sell SharpSpring to an agency customer, we provide the agency with a SharpSpring license for the agency to use, plus a 3-pack of client licenses for the agency to deploy to their client base. This agency license and the pack of licenses are generally sold for a monthly recurring fee, plus an up-front onboarding fee. The agency has complete discretion over the pricing of the platform to their clients for the use, implementation and services related to SharpSpring. If an agency utilizes its pack of licenses and adds additional clients on to the platform, there is a monthly per-client fee charged to the agency based on the number of additional licenses the agency has deployed to their clients. Additionally, we charge customers for certain items if volume or transactional limits are exceeded, such as emails sent or contacts stored in the platform. In most cases, we provide support to the agency and the agency provides support to their clients on the platform, but for additional fees, we can provide product support to the agency’s client directly. Our objective is to partner with the agencies to grow and expand our businesses together using the SharpSpring platform.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward- looking statements.

Examples of forward-looking statements include, but are not limited to:

●
the timing of the development of future products;
●
projections of costs, revenue, earnings, capital structure and other financial items;
●
statements of our plans and objectives;
●
statements regarding the capabilities of our business operations;
●
statements of expected future economic performance;
●
statements regarding competition in our market; and
●
assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●
strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses, including, without limitation, our recent acquisition of the assets used under the Perfect Audience brand name;
●
the ability of our agency partners to resell the SharpSpring platform to their clients;
●
the occurrence of hostilities, political instability or catastrophic events;
●
changes in customer demand;
●
the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones and the level of service failures that could lead customers to use competitors’ services;
●
developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;
●
security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; and
●
natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures or equipment.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” in this prospectus beginning on page 5 and in our Annual Report on Form 10-K for the year ended December 31, 2018. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and any subsequent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus or a prospectus supplement. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The prospectus supplement applicable to each underwritten offering of securities through an underwriter, dealer, or agent will contain additional information about risks applicable to an investment in us and the applicable securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares covered hereby. We will bear all other costs, expenses and fees in connection with the registration of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following information describes our capital stock and the common stock that the selling stockholders may offer pursuant to the registration statement of which this prospectus forms a part, as well as provisions of our amended certificate of incorporation and bylaws. This description is only a summary. You should also refer to our amended certificate of incorporation and bylaws both as filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our amended certificate of incorporation and bylaws, which have been filed previously with the SEC, and applicable provisions of Delaware law.

Common Stock

As of December 16, 2019, 11,517,163 shares of our common stock were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our amended certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●
for any breach of the director’s duty of loyalty to us or our stockholders;
●
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●
under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; or
●
for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our amended certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Anti-Takeover Provisions

Certain of our charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our board of directors, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Charter and Bylaw Provisions

In addition to the board of directors’ ability to issue shares of preferred stock, our amended certificate of incorporation and bylaws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

●
prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
●
empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

●
provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws; and

●
provide that our directors will be elected by a plurality of the votes cast in the election of directors.

These provisions could lower the price that future investors might be willing to pay for shares of our common stock.

Delaware Law

Section 203 of the Delaware General Corporation Law is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

●
prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or
●
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our certificate of incorporation, as amended, and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

Contractual Provisions

Our employee stock option agreements include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, and certain members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer LLC FKA Interwest Transfer Company, Inc. The transfer agent and registrar’s address is 1981 E. Murray Holladay Rd. #100, Salt Lake City, UT 84117. The transfer agent’s telephone number is (801) 272-9294.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “SHSP.”

SELLING STOCKHOLDERS

The shares of common stock covered hereby were issued and sold by us in accordance with the terms of a Purchase Agreement dated November 20, 2019 (the “Share Purchase Agreement”) by and among the Company and investors party thereto. The offering and sale of the shares was exempt from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

In connection with the Share Purchase Agreement, the Company entered into a Registration Rights Agreement dated as of November 20, 2019 (the “Registration Rights Agreement”). Under the Registration Rights Agreement and subject to the terms and conditions thereof, we are required to register the shares of common stock for sale or other disposition by the holders thereof and, subject to certain limitations, to maintain the effectiveness of the registration statement of which this prospectus forms a part, until all of the shares of common stock covered hereby are sold or disposed of or certain other conditions are met.

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and the number of shares of our common stock being registered for sale or or other disposition by the selling stockholders named below. The selling stockholders may sell or otherwise dispose of some, all or none of the shares of common stock listed below. In addition, the selling stockholders may sell or otherwise dispose of some or all of the shares of common stock covered by the prospectus. The following table assumes that all of the shares of our common stock covered by this prospectus will be sold by the selling stockholders.

Name of Selling stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	% (1)	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	% (1)
Special Situations Private Equity Fund, L.P. (2)	210,234	1.8%	55,556	154,678	1.3%
Special Situations Technology Fund, L.P. (2)	66,687	*	35,555	31,132	*
Special Situations Technology Fund II, L.P. (2)	317,877	2.8%	186,667	131,210	1.1%
Greenhaven Road Capital Fund 1, L.P. (3)	672,422	5.8%	137,250	535,172	4.6%
Greenhaven Road Capital Fund 2, L.P. (3)	688,399	6.0%	140,528	547,871	4.8%

*
Less than 1%.

(1)
Percentage ownership is based on 11,517,163 shares of common stock outstanding as of December 16, 2019. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares the selling stockholder has the right to acquire within 60 days of December 18, 2019.

(2)
AWM Investment Company, Inc. (“AWM”) is the investment adviser to the Special Situations Private Equity Fund, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. (collectively, the “SSF Funds”). As the investment adviser to the SSF Funds, AWM holds sole voting and investment power over the shares of common stock held by the SSF Funds. Austin W. Marxe, David M. Greenhouse and Adam Stettner are the principal owners of AWM.

(3)
The General Partner of Greenhaven Road Capital Fund 1, L.P. and Greenhaven Road Capital Fund 2, L.P. (together, the “Greenhaven Funds”) is MVM Funds, LLC, an investment management firm. Scott Stewart Miller, Jr., a director of the Company, serves as Managing Member of MVM Funds, LLC. The Greenhaven Funds are the direct beneficial owners of the shares of common stock listed, and Mr. Miller will not receive any compensation directly relating to such shares.

None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●
a combination of any such methods of sale; and
●
any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 and certain other conditions have been satisfied, or (ii) all of the securities have been sold or otherwise disposed of pursuant to the registration statement of which this prospectus forms a part or in a transaction in which the transferee receives freely tradable shares.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Additional legal matters may be passed upon for any underwriters, dealers or agents, by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SharpSpring, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may view a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s web site at http://sec.gov.

We also maintain a website at www.sharpspring.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules):

●
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 5, 2019;

●
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, (filed with the SEC on May 14, 2019), June 30, 2019 (filed with the SEC on August 14, 2019), and September 30, 2019 (filed with the SEC on November 14, 2019);

●
Our Current Reports on Form 8-K filed with the SEC on February 27, 2019 (Item 5.02 only); March 6, 2019; March 8, 2019; March 26, 2019; May 9, 2019 (Items 1.01 and 1.02 only), June 13, 2019; June 17, 2019; June 18, 2019; June 25, 2019; August 20, 2019; and November 22, 2019; and

●
The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on January 27, 2014, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which we filed the registration statement of which this prospectus is a part and prior to the termination of this offering (excluding those portions of any document that are “furnished” and not “filed” in accordance with SEC rules).

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may obtain a copy of the foregoing documents from us without charge by writing or calling us at the following address and telephone number:

SharpSpring, Inc
5001 Celebration Pointe Avenue, Suite 410
Gainesville, FL 32608
888-428-9605
Attention: Chief Financial Officer

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement or incorporated by reference in this prospectus or any prospectus supplement. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.